Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AIM ImmunoTech Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	52-0845822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2117 SW Highway 484

Ocala, FL 34473

(352) 448-7797

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas K. Equels

Chief Executive Officer

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala, FL 34473

(352) 448-7797

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Faith L. Charles

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, New York 10017-6232

Phone: (212) 344-5680

Fax: (212) 344-6101

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED June 8, 2026

Up to 31,287,933 Shares of Common Stock

This prospectus relates to the offering and resale by the Selling Stockholders listed herein of up to an aggregate of 31,287,933 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 14,903,840 shares of Common Stock issuable upon the exercise of Class H Warrants (the “Class H Warrants”), (ii) 894,230 shares of Common Stock issuable upon the exercise of placement agent warrants issued to Ladenburg Thalmann & Co., Inc. (the “Placement Agent”) in the Warrant Inducement (as defined below) (the “Warrant Inducement Placement Agent Warrants”), (iii) 15,038,702 shares of Common Stock issuable upon exercise of Class I Warrants (the “Class I Warrants”), and (iv) 451,161 shares of Common Stock issuable upon the exercise of placement agent warrants issued to the Placement Agent in the May Offering (as defined below) (the “May Offering Placement Agent Warrants”). The Class H Warrants and the Class I Warrants are collectively referred to as the “Warrants” and the Warrant Inducement Placement Agent Warrants and the May Offering Placement Agent Warrants are collectively referred to as the “Placement Agent Warrants.” The shares underlying the Warrants are collectively referred to as the “Warrant Shares” and the shares underlying the Placement Agent Warrants are collectively referred to as the “Placement Agent Warrant Shares.”

The Class H Warrants were sold to Selling Stockholders in a warrant inducement transaction that closed on May 8, 2026 (the “Warrant Inducement”) and the Warrant Inducement Placement Agent Warrants were issued to the Placement Agent in connection with the closing of the Warrant Inducement. The Class I Warrants were sold to Selling Stockholders in a registered direct offering and concurrent private placement that closed on May 21, 2026 (the “May Offering”) and the May Offering Placement Agent Warrants were issued to the Placement Agent in connection with the closing of the May Offering.

Our Common Stock is listed on NYSE American under the symbol “AIM.” On June 5, 2026, the last reported sale price for our Common Stock as quoted on NYSE American was $0.52 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2026.

You should rely only on the information contained in this prospectus or incorporated by reference. Neither we nor the Selling Stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus, and neither we nor the Selling Stockholders take responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. Except as otherwise stated, you should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information in any report incorporated by reference is accurate only as of the date of such report. Our business, financial condition, results of operations and prospects may have changed since such dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, research and development plans, the expected timing, costs and results of preclinical studies and clinical trials, the timing and likelihood of regulatory filings and approvals, commercialization plans and timing, projected costs, prospects, plans and objectives of management, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “could,” “project,” “target,” “forecast,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements in this prospectus include, but are not limited to, statements about: our ability to obtain regulatory approvals for our product candidates, including Ampligen®; the initiation, timing, progress and results of our preclinical studies and clinical trials; our ability to advance product candidates into, and successfully complete, clinical trials; the timing or likelihood of regulatory filings and approvals; the commercialization of our product candidates, if approved; our ability to establish and maintain strategic collaborations or partnerships; the implementation of our business model, strategic plans for our business and product candidates; the potential markets for our product candidates and our ability to serve those markets; the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates; our ability to operate our business without infringing on the intellectual property rights of others; estimates of our expenses, future revenues, capital requirements and our needs for additional financing; the rate and degree of market acceptance of our product candidates; our ability to retain and recruit key personnel; our expectations regarding federal, state and foreign regulatory requirements; and developments and projections relating to our competitors and our industry.

These forward-looking statements are based on our management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference into this prospectus. These risks and uncertainties are not exhaustive. Other sections of this prospectus and our periodic reports, current reports and other filings with the Securities and Exchange Commission (the “SEC”) contain additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors.” Unless the context otherwise requires, references in this prospectus to “AIM,” “the Company,” “we,” “us” and “our” refer to AIM ImmunoTech Inc. and our subsidiaries.

Our Business

AIM ImmunoTech Inc. and its subsidiaries are an immuno-pharma company headquartered in Ocala, Florida, with a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of nucleic acids and natural interferon to enhance the natural antiviral defense system of the human body. AIM’s products are Ampligen (rintatolimod) and Alferon N Injection (Interferon alfa). Ampligen is a double-stranded RNA (“dsRNA”) molecule being developed for the treatment of late-stage pancreatic cancer, in addition to other globally important cancers, viral diseases and disorders of the immune system. Ampligen has not been approved by the FDA or marketed in the United States, but it is approved for commercial sale in the Argentine Republic for the treatment of severe Chronic Fatigue Syndrome (“CFS”).

The Company’s research and development of Ampligen has included a variety of diseases and health matters:

●	Conducting clinical trials to evaluate the efficacy and safety of Ampligen for the treatment of pancreatic cancer.
●	Evaluating Ampligen across multiple cancers as a potential therapy that modifies the tumor microenvironment with the goal of increasing anti-tumor responses to checkpoint inhibitors.
●	Exploring Ampligen’s antiviral activities and potential use as a prophylactic or treatment for existing viruses, new viruses and mutated viruses thereof.
●	Evaluating Ampligen as a treatment for myalgic encephalomyelitis/chronic fatigue syndrome (“ME/CFS”) and fatigue and/or the Post-COVID condition of fatigue.
●	Evaluating Ampligen as a vaccine adjuvant in the combination of Ampligen and AstraZeneca’s FluMist as an intranasal vaccine for influenza, including avian influenza.

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Immuno-Oncology

Ampligen is a wide-spectrum therapeutic that has shown positive safety and efficacy in clinical trials of many different solid tumor types. However, based specifically on clinical success as to safety and efficacy in our pancreatic cancer Early Access Program and an ongoing Phase 2 trial, AIM has made the business decision to focus its efforts on the development of Ampligen for the treatment of late-stage pancreatic cancer, as we believe that this path will potentially lead to the most lucrative outcome. Pancreatic cancer killed more than 100,000 people in the American and European Union markets – and more than 450,000 people worldwide – in 2026 alone. When AIM looks at the global health problem of pancreatic cancer, we see a large market in an unmet medical need and with relatively little clinical competition. We believe we are well positioned to serve this market with our intellectual property program with broad-combination therapy patents in the United States, Japan and Europe, as well as market exclusivity provided by orphan drug designations in the United States and the European Union.

Oncology is an area of biotech which includes multibillion-dollar mergers and acquisitions – large-market Phase 3 oncology clinical trials with positive data are a focus for acquisition. AIM strongly believes that such a Phase 3 study will be possible following the ongoing Phase 2 clinical study evaluating Ampligen in combination with AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor Imfinzi (durvalumab) in the treatment of metastatic pancreatic cancer patients with stable disease post-FOLFIRINOX standard of care (the “DURIPANC” study). The DURIPANC study is an investigator-initiated, exploratory, open-label, single-center study expected to enroll up to 25 subjects in the Phase 2 portion. The primary objective of the study is the clinical benefit rate of the combination therapy. The secondary/exploratory objectives include assessing overall survival and progression-free survival; exploring immune-monitoring using available tissue biopsies and peripheral immune profiling; and assessing quality of life. According to the Erasmus MC Cancer Institute, the promising progression-free survival and overall survival seen in Phase 1 of the study – which we believe supported advancement to the ongoing Phase 2 portion of the study – continue to be seen and AIM recently announced enrollment of the planned final subject, barring disqualifying pre-treatment circumstances. Erasmus MC expects that detailed data will be published later this year. According to Erasmus MC, there has also been no significant toxicity – an encouraging safety profile for a post-chemo setting – and Ampligen subjects are consistently reporting “high” quality of life during treatment.

In March 2026, the Company announced an agreement with the PPD clinical research business of Thermo Fisher Scientific to design AIM’s anticipated Phase 3 clinical trial in the use of Ampligen in the treatment of late-stage pancreatic cancer. Thermo Fisher Scientific Inc. is a global leader in scientific progress.

Ampligen as a Potential Antiviral

We have research and pre-clinical history that indicates the broad-spectrum antiviral capability of Ampligen in animals. We hope to demonstrate that it has the same effect in humans. To demonstrate this requires a population infected with a virus – among other factors – which is why our most recent antiviral focus has been on COVID-19 (the disease caused by SARS-CoV-2) and Long COVID. We have conducted experiments in SARS-CoV-2 showing Ampligen has a powerful impact on viral replication. Previous animal studies yielded positive results utilizing Ampligen to treat viruses such as Western Equine Encephalitis Virus, Ebola, Vaccinia Virus (which is used in the manufacture of smallpox vaccine) and SARS-CoV-1. The prior studies of Ampligen in SARS-CoV-1 animal experimentation may predict similar protective effects against SARS-CoV-2.

We also believe that Ampligen may have potential as a prophylactic and/or early-onset treatment for Ebola virus disease. This could be especially critical amid mounting international concern surrounding the rapidly evolving Ebola outbreak involving the Bundibugyo strain (BDBV) currently spreading in parts of Central and East Africa. The World Health Organization (WHO) has declared the outbreak a Public Health Emergency of International Concern (PHEIC), underscoring the growing urgency for effective countermeasures against Ebola, including the current BDBV strain for which there is currently no approved specific treatment or vaccine. With global public health authorities warning of increased cross-border transmission risk, health care systems and biodefense agencies are actively evaluating scalable antiviral and immune-based therapeutic strategies capable of responding to emerging viral threats. AIM believes that previously published research conducted at the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) Biosafety Level 4 laboratories highlights Ampligen’s potential to address this critical unmet medical need.

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Ampligen as a Treatment for ME/CFS and Post-COVID Conditions

The AMP-511 Expanded Access Program (“AMP-511”) is an ongoing open-label treatment protocol allowing patient access to Ampligen in a study under which severely debilitated CFS patients have the opportunity to receive Ampligen to treat this serious and chronic condition.

In July 2023, we enrolled and dosed the first patient in our Phase 2 study evaluating Ampligen® as a potential therapeutic for people with post-COVID conditions (“AMP-518”). We announced in August 2023 that the study had met the planned enrollment of 80 subjects ages 18 to 60 years who have been randomized 1:1 to receive twice-weekly intravenous infusions of Ampligen or placebo for 12 weeks, with a follow-up phase of two weeks. In January 2025, we announced that the final Clinical Study results from AMP-518 had been posted to ClinicalTrials.gov. The results support our belief in Ampligen as a potential therapeutic for people with the moderate-to-severe Post-COVID condition of fatigue, and that this would be the likely subject population for any follow-up clinical trial.

Corporate Information

Our primary executive offices are located at 2117 SW Highway 484, Ocala, FL 34473 and our telephone number is (352) 448-7797. Additional information can be found on our website, https://aimimmuno.com and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available to the public on a website maintained by the SEC at www.sec.gov and on our website. The information contained on, or that can be accessed through, our website is not part of this prospectus and should not be considered as part of this prospectus or in deciding whether to purchase our securities. No portion of our website is incorporated by reference into this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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THE OFFERING

Issuer:	AIM ImmunoTech Inc.

Common Stock offered by the Selling Stockholders:	31,287,933 shares of Common Stock, consisting of (i) 14,903,840 shares underlying the Class H Warrants, (ii) 894,230 shares underlying the Warrant Inducement Placement Agent Warrants, (iii) 15,038,702 shares underlying the Class I Warrants and (iv) 451,161 shares underlying the May Offering Placement Agent Warrants.

Offering Price:	The Selling Stockholders will sell the shares at prevailing market prices or privately negotiated prices.

Common Stock outstanding immediately before this offering:	24,328,623 shares of Common Stock.

Common Stock to be outstanding after this offering:	55,616,556 shares of Common Stock, assuming all of the Warrants and Placement Agent Warrants are exercised.

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Use of Proceeds:	We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. However, if all of the Warrants and Placement Agent Warrants were exercised for cash, we would receive gross proceeds of approximately $14.5 million. See the section entitled “Use of Proceeds” in this prospectus.

Ticker Symbol:	Our Common Stock is listed on the NYSE American under the symbol “AIM.”

Risk Factors:	See “Risk Factors” and other information included in this prospectus and in the documents incorporated by reference herein for a discussion of certain factors you should consider before investing in our securities.

The number of shares of Common Stock to be outstanding after the offering is based on 24,328,623 shares of Common Stock outstanding as of May 29, 2026 and excludes, as of that date, the following:

●	1,173 shares of our Common Stock issuable upon exercise of outstanding options granted under our 2009 equity incentive plan at a weighted average exercise price of $1,669.99 per share; and 23,860 shares of our Common Stock issuable upon exercise of outstanding options granted under our 2018 equity incentive plan at a weighted average exercise price of $152.55 per share;

●	24,263 shares of our Common Stock available for issuance or future grant pursuant to our 2018 equity incentive plan;

●	3,600 shares of our Common Stock issuable upon exercise of outstanding options granted to our consultant, Azenova, LLC (“Azenova”) at a weighted average exercise price of $46.00 per share;

●	2,593,189 shares of our Common Stock issuable upon exercise of outstanding Class E and Class F Warrants at a weighted average exercise price of $1.439 per share;

●	100,000 shares of our Common Stock issuable upon exercise of outstanding participating warrants issued in a prior offering at a weighted average exercise price of $4.40 per share; and

●	3,374,000 shares of our Common Stock issuable upon exercise of outstanding Class G Warrants at a weighted average exercise price of $1.00 per share.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise of outstanding options or warrants; and

●	no exercise of the Warrants and Placement Agent Warrants issued and sold in this offering.

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RISK FACTORS

Investing in our Common Stock is highly speculative and involves a significant degree of risk. You should carefully consider the following risks and uncertainties. These risk factors could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our Common Stock could decline and you may lose all or part of your investment.

Risks Related to this Offering

As an investor, you may lose all of your investment.

Investing in our securities involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

Investors may experience significant dilution as a result of this offering and future offerings.

The Selling Stockholders identified herein are selling from time to time up to 31,287,933 shares of Common Stock underlying the Warrants and Placement Agent Warrants, which constitutes approximately 128.6% of our issued and outstanding Common Stock prior to the offering pursuant to this prospectus. Such sales could cause the market price of our Common Stock to decline.

Purchasers of our Common Stock, as well as our existing stockholders, will experience dilution if the Selling Stockholders identified herein sell the shares underlying the Warrants and Placement Agent Warrants. In addition, we may also offer additional shares of Common Stock in the future, which may result in additional significant dilution. Our largest existing stockholder holds outstanding warrants sold in our March 2026 rights offering (the “Rights Offering”) to purchase up to 5,000,000 shares of Common Stock.

Further, if all of the aforementioned outstanding warrants, pre-funded warrants and the Warrants and Placement Agent Warrants are exercised, our outstanding shares of Common Stock would increase from 24,328,623 to 55,616,556 shares, representing an increase of approximately 128.6% in the number of outstanding shares of Common Stock. Accordingly, stockholders will experience significant dilution of their ownership interests. The resale of these additional shares of Common Stock, or the perception that such issuances or resales could occur, could also further cause the market price of our Common Stock to decline.

We believe we are currently in compliance with the NYSE American continued listing requirements. However, there have been instances where we were not in compliance with such listing requirements. If we are unable to maintain compliance with the NYSE American’s listing requirements, our securities could be delisted, which could adversely affect the market price and liquidity of our Common Stock and impede our ability to raise capital.

Prior to the Warrant Inducement and May Offering (as such terms are defined below), we were not in compliance with the NYSE American’s stockholders’ equity rule because our stockholders’ equity was less than the required minimum of $6.0 million (the “Stockholders’ Equity Rule”). Pursuant to the letter from the NYSE American informing us of this non-compliance, we submitted a plan to the NYSE American illustrating how we can regain compliance by June 11, 2026 (the “Plan”). On February 26, 2025, the NYSE American accepted our Plan to regain compliance by June 11, 2026. Following both the Warrant Inducement and May Offering, our stockholders’ equity increased to and is currently $6.5 million. We must maintain stockholders’ equity of at least $6.0 million to maintain compliance with the Stockholders’ Equity Rule. If we are not able to raise sufficient capital in this offering and/or by any other means, we may be unable to maintain compliance with the NYSE American’s listing standards and our securities could be subject to delisting. We intend to take all reasonable measures available to maintain compliance under the NYSE American’s listing rules and remain listed on the NYSE American. We and holders of our securities could be materially adversely impacted if our securities are delisted from the NYSE American. In particular:

●	we may be unable to raise equity capital on acceptable terms or at all;

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●	the price of our Common Stock will likely decrease as a result of the loss of market efficiencies associated with the NYSE American and the loss of federal preemption of state securities laws;
●	holders may be unable to sell or purchase our securities when they wish to do so;
●	we may become subject to stockholder litigation;
●	we may lose the interest of institutional investors in our Common Stock;
●	we may lose media and analyst coverage;
●	our Common Stock could be considered a “penny stock,” which would likely limit the level of trading activity in the secondary market for our Common Stock; and
●	we would likely lose any active trading market for our Common Stock, as it may only be traded on one of the over-the-counter markets, if at all.

If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, our Common Stock could be delisted from the NYSE American.

Our Common Stock is listed on the NYSE American. In order to maintain this listing, we must maintain a certain share price, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s securities sell at what the NYSE American considers a “low selling price” which the NYSE American generally considers $0.10 per share, the NYSE American may suspend trading of the Common Stock, or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. There are no assurances how the market price of the Common Stock will be impacted in future periods as a result of the general uncertainties in the capital markets and of any specific impact on our company as a result of the recent volatility in the capital markets.

In the event that our Common Stock is delisted from the NYSE American and is not eligible for quotation on another national securities exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Markets. In such event, investors may face material adverse consequences, including, but not limited to, a less robust trading market for the Common Stock, reduced liquidity and market price of the Common Stock, decreased analyst coverage of the Common Stock, and an inability for us to obtain any additional financing to fund our operations that we may need.

If the Common Stock is delisted, the Common Stock may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements and burdens on broker-dealers (subject to certain exceptions) and could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares, and an investor may find it more difficult to acquire or dispose of the Common Stock on the secondary market.

We may seek to raise additional funds or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our Common Stock.

Any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock, which may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our Common Stock. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our Common Stock, it may negatively impact the trading price of our Common Stock and you may lose all or part of your investment.

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A possible “short squeeze” due to a sudden increase in demand of our shares of Common Stock that largely exceeds supply may lead to price volatility in our shares of Common Stock.

Following this offering, investors may purchase our shares of Common Stock to hedge existing exposure in our shares of Common Stock or to speculate on the price of our shares of Common Stock. Speculation on the price of our shares of Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Common Stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our shares of Common Stock for delivery to lenders of our shares of Common Stock. Those repurchases may in turn dramatically increase the price of our shares of Common Stock until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our shares of Common Stock that are not directly correlated to the performance or prospects of our company and once investors purchase the shares of Common Stock necessary to cover their short position the price of our Common Stock may decline.

An active, liquid and orderly trading market for our Common Stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

Even though our Common Stock is currently listed on the NYSE American, we cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our securities or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of Common Stock at the time you wish to sell them, at a price that is attractive to you, or at all. There could be extreme fluctuations in the price of our Common Stock if there are a limited number of shares in our public float.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	announcements of the results of clinical trials by us or our competitors;
●	announcements of legal actions against us and/or settlements or verdicts adverse to us;
●	adverse reactions to products;
●	governmental approvals, delays in expected governmental approvals or withdrawals of any prior governmental approvals or public or regulatory agency comments regarding the safety or effectiveness of our products, or the adequacy of the procedures, facilities or controls employed in the manufacture of our products;
●	changes in U.S. or foreign regulatory policy during the period of product development;
●	developments in patent or other proprietary rights, including any third-party challenges of our intellectual property rights;
●	announcements of technological innovations by us or our competitors;
●	announcements of new products or new contracts by us or our competitors;
●	actual or anticipated variations in our operating results due to the level of development expenses and other factors;
●	changes in financial estimates by securities analysts and whether our earnings meet or exceed the estimates;
●	conditions and trends in the pharmaceutical and other industries;
●	new accounting standards;
●	overall investment market fluctuation;
●	restatement of prior financial results;
●	Further notice of NYSE American non-compliance, the NYSE American’s rejection of our plan to regain compliance or our inability to effect efforts pursuant to the Plan to regain compliance, if accepted; and
●	occurrence of any of the risks described in these risk factors and the risk factors incorporated by reference herein.

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In addition, broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. If litigation is instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources.

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the NYSE American and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, our stock price and trading volume could decline.

The trading market for our Common Stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders, however, we will receive proceeds if the Warrants and Placement Agent Warrants are exercised for cash. Our management team will have broad discretion to use the net proceeds, if any, from the exercise of Warrants and Placement Agent Warrants for cash in this offering and investments of such proceeds may not yield a favorable return. Our management team may invest the proceeds, if any, from this offering in ways with which investors disagree.

No assurance can be given that the Selling Stockholders will exercise any or all of the Warrants and Placement Agent Warrants for cash. If all of the Warrants and Placement Agent Warrants in this offering were exercised for cash, the Company would receive gross proceeds of approximately $14.5 million. Although we currently intend to use the net proceeds, if any, from this offering in the manner described in the section titled “Use of Proceeds” in this prospectus, our management team will have broad discretion in the application of the net proceeds, if any, from this offering and could spend or invest the proceeds in ways with which our stockholders disagree or that do not yield a favorable return. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. Accordingly, investors will need to rely on our management team’s judgment with respect to the use of these proceeds, if any. The failure by management to apply these funds effectively could negatively affect our ability to operate our business.

We cannot specify with certainty all of the particular uses for the net proceeds, if any, to be received upon the completion of this offering. In addition, the amount, allocation, and timing of our actual expenditures will depend on numerous factors. Accordingly, we will have broad discretion in using these proceeds. Until the net proceeds are used, we may invest the net proceeds, if any, from this offering in a manner that does not produce significant income or that may lose value.

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THE WARRANT INDUCEMENT AND MAY OFFERING

Warrant Inducement

On May 7, 2026, the Company entered into a warrant exercise inducement offer letter agreement (the “Inducement Letter”) with holders (the “Holders”) of (i) Class A and Class B common stock purchase warrants issued on May 31, 2024 (the “Existing May 2024 Warrants”), exercisable for up to an aggregate of 112,819 shares of the Company’s Common Stock, (ii) Class C and Class D Common Stock purchase warrants issued on September 30, 2024 (the “Existing September 2024 Warrants”) exercisable for up to an aggregate of 93,061 shares of Common Stock, and (iii) Class E and Class F Common Stock purchase warrants issued on July 31, 2025 (the “Existing July 2025 Warrants” and together with the Existing May 2024 Warrants and the Existing September 2024 Warrants, the “Existing Warrants”) exercisable for up to an aggregate of 8,514,048 shares of Common Stock. The Existing May 2024 Warrants have an exercise price of $36.30 per share, the Existing September 2024 Warrants have an exercise price of $28.00, and the Existing July 2025 Warrants have an exercise price of $1.439.

Pursuant to the Inducement Letter, the Holders agreed to exercise the Existing Warrants for cash at a reduced exercise price of $0.48 per share (the “Reduced Exercise Price”) in consideration of the Company’s agreement to issue the Holders new warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued pursuant to such Holder’s exercise of Existing Warrants, comprised of new Class H Warrants to purchase up to 14,903,840 shares of Common Stock with an exercise term of 5 years from the initial exercise date. The initial exercise date of the Class H Warrants is the Stockholder Approval Date (as defined below), and the exercise price thereof is $0.60 per share.

The Company entered into an engagement agreement (the “Engagement Agreement”) with the Placement Agent to act as its placement agent in connection with the transactions summarized above. Pursuant to the Engagement Agreement, the Company will pay the Placement Agent a cash fee of 8.0% of the aggregate gross proceeds. Pursuant to the Engagement Agreement, the Company agreed to reimburse the Placement Agent for its expenses incurred in connection with the offering in an amount up to $50,000. The Company also agreed to issue to the Placement Agent or its designees the Warrant Inducement Placement Agent Warrants to purchase up to 6% of the aggregate number of shares of Common Stock issued pursuant to the Inducement Letter to the Holders who agreed to exercise their Existing Warrants (the “Warrant Inducement Placement Agent Warrant Shares”).

The Warrant Inducement Placement Agent Warrants have substantially the same terms as the Class H Warrants, except that the Warrant Inducement Placement Agent Warrants will be exercisable until the five-year anniversary of the date of issuance, will have an exercise price equal to 125% of the Reduced Exercise Price, and will include piggyback registration rights that are triggered if there is not an effective registration statement covering all of the shares underlying the Warrant Inducement Placement Agent Warrants while the Warrant Inducement Placement Agent Warrants are outstanding. Additionally, the Company agreed to pay the Placement Agent a management fee of 0.75% of the aggregate gross proceeds received from the Holders’ exercise of their Existing Warrants.

The issuance of the Class H Warrants are subject to stockholder approval under applicable rules and regulations of NYSE American, to the extent required by such rules and regulations (“Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective, the “Stockholder Approval Date”). The Company has agreed to convene a stockholders’ meeting on or before the 75th day following the closing of the Warrant Inducement to approve the issuance of the shares underlying the Class H Warrants, if required. The Warrant Inducement closed on May 8, 2026.

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May Offering

On May 20, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with institutional investors (the “Investors”), pursuant to which the Company agreed to issue and sell to such investors in a registered direct offering 7,519,351 shares (the “Shares”) of Common Stock of the Company, at an offering price of $0.325 per share (such registered direct offering, the “Registered Offering”).

Pursuant to the Purchase Agreement, the Company also agreed to issue and sell to such Investors, in a concurrent private placement, Class I Warrants to purchase up to 15,038,702 shares of Common Stock, at an exercise price of $0.325 per share. The Class I Warrants will become exercisable beginning on the Stockholder Approval Date, and will expire five years after the Stockholder Approval Date.

The gross proceeds to the Company from the Registered Offering are expected to be approximately $2.4 million, before deducting offering expenses payable by the Company. In addition, if the holders of the unregistered warrants exercise such warrants in full for cash following stockholder approval, the Company would receive additional gross proceeds of approximately $4.9 million. However, the Company cannot predict when or if the Class I Warrants will be exercised for cash or exercised at all. The Class I Warrants are exercisable on a cashless basis if, at the time of exercise, there is no effective registration statement registering, or no prospectus contained therein is available for, the resale of the shares of Common Stock issuable upon exercise of the Class I Warrants.

The Registered Offering and concurrent private placement (collectively, the “Offerings”) closed on May 21, 2026.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-286319), which was declared effective by the SEC on July 3, 2025, and the base prospectus contained therein, and a prospectus supplement thereto dated May 20, 2026.

The Class I Warrants and the shares of Common Stock issuable upon the exercise of such Class I Warrants (the “Class I Warrant Shares”) were offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

In connection with the Offerings, the Company also entered into a placement agency agreement, dated May 20, 2026 (the “Placement Agency Agreement”), with the Placement Agent pursuant to which the Company agreed to pay the Placement Agent a cash fee equal to 8.0%, and a management fee equal to 0.75%, of the aggregate gross proceeds of the Offerings, and reimbursed the Placement Agent for certain expenses and legal fees. The Company also agreed to issue to the Placement Agent May Offering Placement Agent Warrants to purchase 451,161 shares of Common Stock, which represents 6.0% of the aggregate number of Shares issued in the Registered Offering. The May Offering Placement Agent Warrants have substantially the same terms as the Class I Warrants offered in the concurrent private placement, except that the May Offering Placement Agent Warrants have an exercise price of $0.40625 and expire five years from the commencement of the sales pursuant to the Offerings. In addition, the May Offering Placement Agent Warrants provide for piggyback registration rights upon request, in certain cases. The Placement Agency Agreement also includes customary indemnification and contribution provisions in favor of the Placement Agent.

USE OF PROCEEDS

We are not selling any shares of Common Stock in this offering and we will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from any sales of the shares of our Common Stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our Common Stock offered hereby.

We will receive the exercise price upon any exercise of the Warrants and Placement Agent Warrants, to the extent exercised on a cash basis. If all the Warrants and Placement Agent Warrants were exercised for cash, we would receive gross proceeds of approximately $14.5 million. However, the holders of the Warrants and Placement Agent Warrants are not obligated to exercise the Warrants and Placement Agent Warrants, and we cannot predict whether or when, if ever, the holders of the Warrants and Placement Agent Warrants will choose to exercise the Warrants and Placement Agent Warrants, in whole or in part. Accordingly, any proceeds from such exercise will be used for general corporate purposes and working capital.

DETERMINATION OF OFFERING PRICE

Each Selling Stockholder will determine at what price it may sell securities offered by this prospectus, and such sales may be at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”

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MARKET INFORMATION AND DIVIDEND POLICY

Our Common Stock is currently quoted on the NYSE American under the symbol “AIM.” On June 5, 2026, the last reported sales price of our Common Stock on the NYSE American was $0.52 per share.

Holders of Record

As of March 31, 2026, we had approximately 28 holders of record of our Common Stock. Because many of our shares of Common Stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

On December 30, 2025, we declared a stock dividend of one share of Common Stock for every 1,000 shares of outstanding Common Stock, as well as one share of Common Stock for every outstanding option or warrant that has a right to receive stock dividends (“Alternate Securities”). Subsequent to December 31, 2025, the dividend was issued to stockholders and Alternate Securities holders of record at the close of business on January 9, 2026. Resulting fractional shares were rounded down, and any resulting fractional shares remaining after such rounding were distributed in cash to each stockholder and Alternate Securities holder who would otherwise have been entitled to receive such fractional shares, based on a share price of $1.305.

SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the Selling Stockholders identified in the table below of Common Stock, including Common Stock issuable upon the exercise of the Warrants and Placement Agent Warrants. The Selling Stockholders may sell some, all or none of their Common Stock. We do not know how long the selling stockholders will hold the Warrants and Placement Agent Warrants, whether any will exercise such warrants, and upon such exercise, how long such Selling Stockholders will hold the Common Stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of their shares.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Common Stock by the selling stockholders as of June 4, 2026. The information in the table below with respect to the Selling Stockholders has been obtained from the respective selling stockholders. When we refer to the “Selling Stockholders” in this prospectus, or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, we mean the Selling Stockholders listed in the table below as offering shares, as well as their respective donees, pledgees, transferees or other successors-in-interest. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling stockholders, we are referring to the shares of our Common Stock consisting of (i) 14,903,840 shares underlying the Class H Warrants, (ii) 894,230 shares underlying the Warrant Inducement Placement Agent Warrants, (iii) 15,038,702 shares underlying the Class I Warrants and (iv) 451,161 shares underlying the May Offering Placement Agent Warrants, without giving effect to the beneficial ownership limitations contained in the Warrants and Placement Agent Warrants. The selling stockholders may sell all, some or none of the shares of Common Stock subject to this prospectus. See “Plan of Distribution” below as it may be supplemented and amended from time to time.

The number of shares of Common Stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares of our Common Stock held by such Selling Stockholder as of June 4, 2026, and (ii) all shares issuable upon the exercise of the Warrants and Placement Agent Warrants held by such selling stockholder, in each case, without giving effect to the beneficial ownership limitations described above. The percentages of shares owned before and after the offering are based on 24,328,623 shares of Common Stock outstanding as of June 4, 2026, and assuming the issuance of 31,287,933 shares issuable pursuant to the exercise of the Warrants and Placement Agent Warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any Selling Stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock Being	Shares of Common Stock to be Beneficially Owned After the Offering (2)
Name of Selling Stockholder	Number	Percentage	Offered (1)	Number	Percentage
Armistice Capital Master Fund (3)	7,788,480	14.00%	5,192,320	2,596,160	4.67%
Bigger Capital Fund, LP (4)	1,563,588	2.81%	1,042,392	521,196	*
BJI Financial Group (5)	2,575,545	4.63%	1,717,030	858,515	1.54%
District 2 Capital Fund LP (6)	3,871,278	6.96%	2,580,852	1,290,426	2.32%
Hudson Bay Master Fund Ltd. (7)	2,877,879	5.10%	1,918,586	959,293	1.70%
Intracoastal Capital LLC (8)	3,076,924	5.53%	3,076,924	-	-
Ladenburg Thalman & Co., Inc (9)	1,345,391	2.42%	1,345,391	-	-
L1 Capital Global Opportunities Master Fund (10)	2,307,690	4.15%	1,538,460	769,230	1.38%
Orca Capital AG (11)	3,316,188	5.96%	3,316,188	-	-
Sabby Volatility Warrant Master Fund, Ltd. (12)	7,457,172	13.41%	7,457,172	-	-
Warberg WF XIII LP (13)	3,153,927	5.67%	2,102,618	1,051,309	1.89%

* Less than 1%

(1)	The number of shares of our Common Stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our Common Stock issuable upon the exercise of the Warrants and Placement Agent Warrants, held by a selling stockholder that a selling stockholder may offer and sell from time to time under this prospectus, without giving effect to the beneficial ownership limitations described above. The shares of Common Stock issuable upon the exercise of the Warrants and Placement Agent Warrants will become eligible for sale by the selling stockholders under this prospectus only when the Warrants or Placement Agent Warrants are exercised. We cannot predict when or whether any of the selling stockholders will exercise their Warrants or Placement Agent Warrants.

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(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, each selling stockholder exercises their Warrants or Placement Agent Warrants, and none of the shares covered by this prospectus will be held by the Selling Stockholders.

(3)	Armistice Capital Master Fund LP: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 2,596,160 shares of Common Stock, (ii) 3,192,320 shares of Common Stock underlying the Class H Warrants and (iii) 2,000,000 shares of Common Stock underlying the Class I Warrants, held by Armistice Capital Master Fund LP. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. Based on information provided to us by Armistice Capital Master Fund LLC on June 5, 2026.

(4)	Bigger Capital Master Fund, LP: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 521,196 shares of Common Stock and (ii) 1,042,392 shares of Common Stock underlying the Class H Warrants held by Bigger Capital Master Fund, LP. The shares held by Bigger Capital Master Fund, LP are indirectly beneficially owned by Michael Bigger as managing member of Bigger Capital Master Fund, LP. The principal business address of Bigger Capital Master Fund, LP is 11434 Glowing Sunset Ln, Las Vegas, NV 89135. Based on the Company’s books and records.

(5)	BJI Financial Group: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 858,515 shares of Common Stock, (ii) 606,016 shares of Common Stock underlying the Class H Warrants and (iii) 1,111,014 shares of Common Stock underlying the Class I Warrants held by BJI Financial Group. Brian Walsh is the President of BJI Financial Group and may be deemed to beneficially own the securities held by it. The principal address of BJI Financial Group is 111 Sandelwood Drive, Marlboro, NJ 07746. Based on the Company’s books and records.

(6)	District 2 Capital Fund LP: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 1,290,426 shares of Common Stock, (ii) 1,042,392 shares of Common Stock underlying the Class H Warrants, and (iii) 1,538,460 shares of Common Stock underlying the Class I Warrants owned by District 2 Capital Fund LP. Michael Bigger is the managing member of District 2 Capital Fund LP and has voting control and investment discretion over securities beneficially owned directly by District 2 Capital Fund LP. In such roles, Mr. Bigger may be deemed to beneficially own the securities owned by District 2 Capital Fund LP. The foregoing should not be construed in and of itself as an admission by Mr. Bigger as to beneficial ownership of the securities beneficially owned directly by District 2 Capital Fund LP. The business address of District 2 Capital Fund LP is 14 Wall Street, 2nd Floor, Huntington NY 11743. Based on the Company’s books and records.

(7)	Hudson Bay Master Fund Ltd.: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 959,293 shares of Common Stock underlying the Class E Warrants held by the Hudson Bay Master Fund Ltd. and (ii) 1,918,586 shares of Common Stock underlying the Class H Warrants held by Hudson Bay Master Fund Ltd. The shares reported under “Shares of Common Stock to be Beneficially Owned After the Offering” consists of 959,293 shares of Common Stock underlying the Class E Warrants held by Hudson Bay Master Fund Ltd. Each of the Class E Warrants and the Class H Warrants contain a 4.99% beneficial ownership limitation, however the information contained herein does not give effect to the beneficial ownership limitations contained in such warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Hudson Bay Master Fund Ltd.’s address is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902. Based on information provided to us by Hudson Bay Master Fund Ltd. on June 4, 2026.

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(8)	Intracoastal Capital LLC: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 3,076,924 shares of Common Stock underlying the Class I Warrants held by Intracoastal Capital LLC. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Intracoastal’s address is 245 Palm Trail, Delray Beach, FL 33483. Based on information provided to us by Intracoastal on April 1, 2026. Based on information provided to us by Intracoastal Capital LLC. on June 4, 2026.

(9)	Ladenburg Thalmann & Co., Inc.: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 894,230 shares of Common Stock underlying the Warrant Inducement Placement Agent Warrants and (ii) 451,161 shares of Common Stock underlying the May Offering Placement Agent Warrants held by Ladenburg Thalmann & Co., Inc. The selling shareholder is a registered broker-dealer and acted as the placement agent in the Warrant Inducement and May Offering. The address of Ladenburg Thalmann & Co., Inc is 640 Fifth Avenue, 4th Floor, New York, NY 10019. Based on the Company’s books and records.

(10)	L1 Capital Global Opportunities Master Fund: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 769,230 shares of Common Stock and (ii) 1,538,460 shares of Common Stock underlying the Class I Warrants held by L1 Capital Global Opportunities Master Fund. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such they may be deemed to be beneficial owners of such shares of common stock. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital Global Opportunities Master Fund., Ltd. is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands. Based on the Company’s books and records.

(11)	Orca Capital AG: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 2,085,420 shares of Common Stock underlying the Class H Warrants, and (ii) 1,230,768 shares of Common Stock underlying the Class I Warrants owned by Orca Capital AG. Each of Roman Gordon, Thomas Koenig, and Beate Ruhle-Burkhardt also has voting or investment control over the securities reported herein that are held by Orca Capital AG. The address of Orca Capital AG is Sperlring 2, 85276 Pfaffenhofen, Germany. Based on information provided to us by Orca Capital AG on June 5, 2026.

(12)	Sabby Volatility Warrant Master Fund, Ltd.: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 3,837,172 shares of Common Stock underlying the Class H Warrants, and (ii) 3,620,000 shares of Common Stock underlying the Class I Warrants owned by Sabby Volatility Warrant Master Fund, Ltd. Sabby Management, LLC, the investment manager to Sabby Volatility Warrant Master Fund, Ltd, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Additionally, Hal Mintz (“Mr. Mintz”), in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares. Based on information provided to us by Sabby Volatility Warrant Master Fund, Ltd., on June 4, 2026.

(13)	Warberg WF XIII LP: The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 1,051,309 shares of Common Stock, (ii) 1,179,542 shares of Common Stock underlying the Class H Warrants, and (iii) 923,076 shares of Common Stock underlying the Class I Warrants owned by Warberg WF XIII LP. Daniel Warsh is the principal of the general partner of Warberg WF XII LP and has voting control and investment discretion over securities beneficially owned directly by Warberg WF XIII LP. In such roles, Mr. Warsh may be deemed to beneficially own the securities owned by Warberg WF XIII LP. The foregoing should not be construed in and of itself as an admission by Mr. Warsh as to beneficial ownership of the securities beneficially owned directly by Warberg WF XIII LP. The business address of Warberg WF XIII LP is 716 Oak Street, Winnetka, IL 60093.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders in this offering. Upon any exercise of the Warrants and Placement Agent Warrants by payment of cash, however, we will receive the exercise price of the Warrants and Placement Agent Warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or Rule 144 of the Securities Act or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144(c)(1) of the Securities Act.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Thompson Hine LLP, New York, New York.

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EXPERTS

The consolidated financial statements of AIM ImmunoTech Inc. as of December 31, 2025 and 2024 and for each of the two-years in the period ended December 31, 2025, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 27, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026;

●	our Current Reports on Form 8-K filed with the SEC on February 5, 2026, March 6, 2026, April 10, 2026, May 8, 2026, May 12, 2026, May 19, 2026, and May 21, 2026 (excluding any information furnished in such reports under Item 2.02, Item 7.01, or Item 9.01);

●	the description of our Common Stock set forth in Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) prior to effectiveness of this registration statement, and (ii) after the effective date of this registration statement and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to AIM ImmunoTech Inc., Attention: Investor Relations, 2117 SW Highway 484, Ocala, FL 34473 or by calling (352) 448-7797.

You also may access these filings on our website at www.aimimmuno.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

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31,287,933 shares of Common Stock

AIM ImmunoTech Inc.

PRELIMINARY PROSPECTUS

__________, 2026

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses payable by the registrant in connection with the offering described in this registration statement. All amounts are estimates except the SEC registration fee and FINRA filing fee.

SEC registration fee	$2,290.06
FINRA filing fee	$2,675.00
Accounting fees and expenses	$80,000
Legal fees and expenses	$215,000
Miscellaneous expenses	$15,772.50
Total	$315,737.56

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

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Our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) provides that no director or officer of the Company shall have any personal liability to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. The Certificate of Incorporation also limits the liability of our directors to the fullest extent permitted by the DGCL, and the Certificate of Incorporation and our Amended and Restated By-Laws (as amended, the “Bylaws”) provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all fees, expenses and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold by the Company within the past three years. Unless otherwise indicated, no underwriters were involved in any of the following sales of securities.

Employee Stock Purchase Plan Transactions

Through the Company’s employee stock purchase plan, officers and employees may purchase shares of common stock from the Company, subject to compliance with applicable exchange requirements. The following issuances were made under the plan:

●	During fiscal year 2023, the Company issued 4,193 shares of common stock at prices ranging from $31.00 to $67.00 per share, for aggregate proceeds of approximately $150,500.
●	During fiscal year 2024, the Company issued 3,957 shares of common stock at prices ranging from $18.30 to $40.50 per share, for aggregate proceeds of approximately $131,000.
●	During fiscal year 2025, the Company issued 42,171 shares of common stock at prices ranging from $2.54 to $12.00 per share, for aggregate proceeds of approximately $115,000.

No underwriting discounts or commissions were paid in connection with the foregoing issuances. The sales were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Option Grant to Azenova, LLC

On December 6, 2023, the Company granted to Azenova, LLC an option to purchase up to 3,600 shares of common stock at an exercise price of $46.00 per share. This option was awarded pursuant to a Consulting Agreement dated October 16, 2023, between the Company and Azenova, LLC. On December 6, 2023, options to purchase 1,800 shares were transferred to Jeffrey Southerton and options to purchase 1,800 shares were transferred to Stacy J. Evans, each at an exercise price of $46.00 per share.

No underwriting discounts or commissions were paid in connection with the foregoing issuance. The issuance was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Warrant Inducement

On May 7, 2026, the Company entered into the Inducement Letter with Holders of (i) the Existing May 2024 Warrants, exercisable for up to an aggregate of 112,819 shares of the Company’s Common Stock, (ii) the Existing September 2024 Warrants exercisable for up to an aggregate of 93,061 shares of Common Stock, and (iii) the Existing July 2025 Warrants exercisable for up to an aggregate of 8,514,048 shares of Common Stock. The Existing May 2024 Warrants have an exercise price of $36.30 per share, the Existing September 2024 Warrants have an exercise price of $28.00, and the Existing July 2025 Warrants have an exercise price of $1.439.

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Pursuant to the Inducement Letter, the Holders agreed to exercise the Existing Warrants for cash at a reduced exercise price of $0.48 per share in consideration of the Company’s agreement to issue the Holders new warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued pursuant to such Holder’s exercise of Existing Warrants, comprised of new Class H Warrants to purchase up to 14,903,840 shares of Common Stock with an exercise term of 5 years from the initial exercise date. The initial exercise date of the Class H Warrants is the Stockholder Approval Date, and the exercise price thereof is $0.60 per share.

The Company entered into the Engagement Agreement with the Placement Agent to act as its placement agent in connection with the transactions summarized above. Pursuant to the Engagement Agreement, the Company will pay the Placement Agent a cash fee of 8.0% of the aggregate gross proceeds. Pursuant to the Engagement Agreement, the Company agreed to reimburse the Placement Agent for its expenses incurred in connection with the offering in an amount up to $50,000. The Company also agreed to issue to the Placement Agent or its designees the Warrant Inducement Placement Agent Warrants to purchase up to 6% of the aggregate number of shares of Common Stock issued pursuant to the Inducement Letter to the Holders who agreed to exercise their Existing Warrants.

The Warrant Inducement Placement Agent Warrants have substantially the same terms as the Class H Warrants, except that the Warrant Inducement Placement Agent Warrants will be exercisable until the five-year anniversary of the date of issuance, will have an exercise price equal to 125% of the Reduced Exercise Price, and will include piggyback registration rights that are triggered if there is not an effective registration statement covering all of the shares underlying the Warrant Inducement Placement Agent Warrants while the Warrant Inducement Placement Agent Warrants are outstanding. Additionally, the Company agreed to pay the Placement Agent a management fee of 0.75% of the aggregate gross proceeds received from the Holders’ exercise of their Existing Warrants.

The issuance of the Class H Warrants are subject to Stockholder Approval and the Stockholder Approval Date. The Company has agreed to convene a stockholders’ meeting on or before the 75th day following the closing of the Warrant Inducement to approve the issuance of the shares underlying the Class H Warrants, if required. The Warrant Inducement closed on May 8, 2026.

The issuance was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

May Offering

On May 20, 2026, the Company entered into the Purchase Agreement with the Investors, pursuant to which the Company agreed to issue and sell to such investors in a registered direct offering 7,519,351 Shares of Common Stock of the Company, at an offering price of $0.325 per share.

Pursuant to the Purchase Agreement, the Company also agreed to issue and sell to such Investors, in a concurrent private placement, Class I Warrants to purchase up to 15,038,702 shares of Common Stock, at an exercise price of $0.325 per share. The Class I Warrants will become exercisable beginning on the Stockholder Approval Date, and will expire five years after the Stockholder Approval Date.

The gross proceeds to the Company from the Registered Offering are expected to be approximately $2.4 million, before deducting offering expenses payable by the Company. In addition, if the holders of the unregistered warrants exercise such warrants in full for cash following stockholder approval, the Company would receive additional gross proceeds of approximately $4.9 million. However, the Company cannot predict when or if the Class I Warrants will be exercised for cash or exercised at all. The Class I Warrants are exercisable on a cashless basis if, at the time of exercise, there is no effective registration statement registering, or no prospectus contained therein is available for, the resale of the shares of Common Stock issuable upon exercise of the Class I Warrants.

The Offerings closed on May 21, 2026.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-286319), which was declared effective by the SEC on July 3, 2025, and the base prospectus contained therein, and a prospectus supplement thereto dated May 20, 2026.

The Class I Warrants and the Class I Warrant Shares were offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

In connection with the Offerings, the Company also entered into the Placement Agency Agreement, with the Placement Agent pursuant to which the Company agreed to pay the Placement Agent a cash fee equal to 8.0%, and a management fee equal to 0.75%, of the aggregate gross proceeds of the Offerings, and reimbursed the Placement Agent for certain expenses and legal fees. The Company also agreed to issue to the Placement Agent May Offering Placement Agent Warrants to purchase 451,161 shares of Common Stock, which represents 6.0% of the aggregate number of Shares issued in the Registered Offering. The May Offering Placement Agent Warrants have substantially the same terms as the Class I Warrants offered in the concurrent private placement, except that the May Offering Placement Agent Warrants have an exercise price of $0.40625 and expire five years from the commencement of the sales pursuant to the Offerings. In addition, the May Offering Placement Agent Warrants provide for piggyback registration rights upon request, in certain cases. The Placement Agency Agreement also includes customary indemnification and contribution provisions in favor of the Placement Agent.

The issuance was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

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Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
3.1	Certificate of Incorporation as Amended and Restated through June 10, 2025	Form 8-K (Exhibit 3.1(i))	10/29/2025	001-27072

3.2	Certificate of Designation of Series G Preferred Stock	Form 8-K (Exhibit 3.1)	3/6/2026	001-27072

3.3	Amended and Restated By-Laws of Registrant	Form 8-K (Exhibit 3.7(ii))	2/26/2025	001-27072

4.1	Specimen certificate representing our Common Stock	Form 10-Q (Exhibit 4.1)	11/14/2024	001-27072

4.2	Rights Agreement, dated May 12, 2023 between AIM ImmunoTech Inc. and American Stock Transfer & Trust Company, LLC.	Form 8-A12B (Exhibit 4.6)	5-15-2023	001-27072

4.3	Amended and Restated Rights Agreement, dated as of November 14, 2017, between the Company and American Stock Transfer & Trust Company LLC. The Amended and Restated Right Agreement includes the Form of Certificate of Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of the Right to Purchase Preferred Stock	Form 8-A12B (Exhibit 1)	11/14/2017	001-27072

4.4	Amended and Restated Rights Agreement, dated as of November 9, 2022, between the Company and American Stock Transfer & Trust Company LLC.	Form 8-A12B (Exhibit 4.4)	11/14/2022	001-27072

4.5	Amended and Restated Rights Agreement, dated as of February 9, 2023, between the Company and American Stock Transfer & Trust Company LLC.	Form 8-A12B/A (Exhibit 4.5)	2/10/2023	001-27072

4.6	Form of Indenture	Form S-3 (Exhibit 4.4)	1/21/2022	333-262280

4.7	Form of Warrant issued to Purchaser of facility	Form 10-K (Exhibit 4.8)	3/30/2018	001-27072

4.8	2018 Rights Offering Form of Non-Transferrable Subscription Rights Certificate	Form S-1/A (Exhibit 4.14)	2/6/2019	333-229051

4.9	2018 Rights Offering Form of Warrant Agreement	Form 8-K (Exhibit 4.1)	2/27/2019	001-27072

4.10	2018 Rights Offering Form of Warrant Certificate	Form S-1/A (Exhibit 4.15)	2/6/2019	333-229051

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4.11	2018 Rights Offering Warrant Agency Agreement with American Stock Transfer & Trust	Form 8-K (Exhibit 4.1)	3/8/2019	001-27072

4.12	Form of Warrant Agency Agreement between AIM and Equiniti Trust Company, LLC	Form 8-K (Exhibit 4.1)	3/8/2019	001-270072

4.13	2026 Warrant Agency Agreement with Equinity Trust Company, LLC	Form S-1/A3 (Exhibit 4.15)	2/10/2026	333-292085

4.14	Form of Series G Convertible Common Stock Purchase Warrant	Form S-1/A3 (Exhibit 4.14)	2/10/2026	333-292085

4.15	Form of Non-Transferrable Subscription Rights Certificate	Form S-1/A3 (Exhibit 4.16)	2/10/2026	333-292085

4.16+†	2024 Class A/B Common Stock Purchase Warrant	Form 8-K (exhibit 4.1)	6/3/24	001-27072

4.17+†	2024 Class C Common Stock Purchase Warrant with Armistice Capital Master Fund Ltd	Form 8-K (Exhibit 4.1)	10/1/2024	001-27072

4.18+†	2024 Class D Common Stock Purchase Warrant with Armistice Capital Master Fund Ltd	Form 8-K (Exhibit 4.2)	10/1/2024	001-27072

4.19+†	2025 Class E/F Warrants	Form S-1A no. 3 (Exhibit 4.26)	7/15/2025	33-3284443

4.20+†	2025 Pre-Funded Warrant	Form S-1A no. 3 (Exhibit 4.27)	7/15/2025	33-3284443

4.21	Form of Class G Warrant	Form 8-K (Exhibit 3.1)	3/6/2026	001-27072

4.22	Form of Class H Common Stock Purchase Warrant	Form 8-K (Exhibit 4.1)	5/8/2026	001-27072

4.23	Form of Placement Agent Warrant	Form 8-K (Exhibit 4.1)	5/12/2026	001-27072

4.24	Form of Class I Common Stock Purchase Warrant	Form 8-K (Exhibit 4.1)	5/21/2026	001-27072

4.25	Form of Placement Agent Warrant	Form 8-K (Exhibit 4.2)	5/21/2026	001-27072

5.1	Opinion of Thompson Hine LLP	Filed herewith

10.1	Form of Confidentiality, Invention and Non-Compete Agreement	Form S-1 (Exhibits)	11/2/1995	33-93314

10.2	Supply Agreement with HollisterStier Laboratories LLC dated December 5, 2005	Form 10-K (Exhibit 10.46)	4/3/2006	001-13441

10.3	Amendment to Supply Agreement with HollisterStier Laboratories LLC dated February 25, 2010	Form 10-K (Exhibit 10.68)	3/12/2010	001-13441

10.4	Amendment to Supply Agreement with HollisterStier Laboratories LLC executed September 9, 2011	Form 10-K (Exhibit 10.22)	3/14/2012	001-13441

10.5+†	Early Access Agreement with Impatients N.V. dated August 3, 2015	Form 10-Q (Exhibit 10.1)	11/16/2015	000-27072

10.6+ †	Addendum to Early Access Agreement with Impatients N.V. dated October 16, 2015	Form 10-Q (Exhibit 10.2)	11/16/2015	000-27072

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10.7+ †	Licensing Agreement dated April 13, 2016 with Lonza Sales AG	Form 10-Q/A (Exhibit 10.2)	8/29/2016	000-27072

10.8+ †	Amended and Restated Early Access Agreement with Impatients N.V. dated May 20, 2016.	Form 8-K/A (Exhibit 10.1)	5/8/2017	000-27072

10.9	December 13, 2016 Amendment No. 1 to Amended and Restated Early Access Agreement with Impatients N.V.	Form 10-K (Exhibit 10.45)	3/30/2018	001-27072

10.10	June 28, 2017 Amendment No. 2 to Amended and Restated Early Access Agreement with Impatients N.V.	Form 10-K (Exhibit 10.46)	3/30/2018	001-27072

10.11	February 14, 2018 Amendment No. 3 to Amended and Restated Early Access Agreement with Impatients N.V.	Form 10-K (Exhibit 10.47)	3/30/2018	001-27072

10.12	March 26, 2018 Amendment No. 4 to Amended and Restated Early Access Agreement with Impatients N.V.	Form 10-K (Exhibit 10.48)	3/30/2018	001-27072

10.13*	2018 Equity Incentive Plan	Form DEF-14A (Appendix A)	8/3/2018	001-27072

10.14	October 9, 2018, Clinical Trial Agreement with Roswell Park Comprehensive Cancer Center	Form 10-Q (Exhibit 10.1)	11/14/2018	001-27072

10.15	March 20, 2020 Amendment to 2017 Material Transfer and Research Agreement with Roswell Park Cancer Institute	Form 8-K (Exhibit 10.1)	3/26/2020	001-27072

10.16+†	July 1, 2020, Material Transfer and Research Agreement with the Japanese National Institute of Infectious Diseases and Shionogi & Co., Ltd.	Form 10-Q (Exhibit 10.3)	8/14/2020	001-27072

10.17+†	July 6, 2020, Clinical Trial Agreement with Roswell Park Comprehensive Cancer Center.	Form 10-Q (Exhibit 10.4)	8/14/2020	001-27072

10.18+†	August 6, 2020, Project Work Order with Amarex Clinical Research LLC.	Form 10-Q (Exhibit 10.5)	8/14/2020	001-27072

10.19*	November 10, 2020 employment agreement with Thomas K. Equels.	Form 10-Q (Exhibit 10.1)	11/12/2020	001-27072

10.20	December 22, 2020 Master Service Agreement with Pharmaceutics International Inc. as a Fill & Finish provider for Ampligen	Form 10-K (Exhibit 10.75)	3/31/2021	001-27072

10.21+†	December 30, 2020 Amendment to Project Work Order with Amarex Clinical Research LLC.	Form 10-K (Exhibit 10.78)	3/31/2021	001-27072

10.22	December 23, 2020 Amendment to Master Service Agreement with Pharmaceutics International Inc. as a Fill & Finish provider for Ampligen	Form 10-K (Exhibit 10.79)	3/31/2021	001-27072

10.23*	March 24, 2021 employment agreement with Peter Rodino	Form 10-K (Exhibit 10.80)	3/31/2021	001-27072

10.24+†	Material Transfer and Research agreement with Roswell Park Comprehensive Cancer Center executed on April 14, 2021	Form 10-Q (Exhibit 10.2)	5/17/21	001-27072

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10.25+†	May 12, 2021 Amendment to the Renewed Sales, Marketing, Distribution and Supply Agreement with GP Pharm.	Form 10-Q (Exhibit 10.5)	5/17/21	001-27072

10.26+†*	March 1, 2022 Consulting Agreement with Foresite Advisors, LLC pursuant to which Robert Dickey IV will serve as the Company’s Chief Financial Officer	Form 10-K (Exhibit 10.78)	3/31/2022	001-27072

10.27	March 8, 2022 Change order to Master Service Agreement with Pharmaceutics International Inc. as a Fill & Finish provider for Ampligen.	Form 10-K (Exhibit 10.82)	3/31/2022	001-27072

10.28+†	April 7, 2022 Project Work Order with Amarex Clinical Research LLC.to manage Phase 2 clinical trial in advanced pancreatic cancer patients	Form 8-K (Exhibit 10.1)	4/12/2022	001-27072

10.29+†	June 13, 2022 Project Work Order with Amarex Clinical Research LLC. for a Randomized Double Blind, Placebo Controlled study to Evaluate the Efficacy and Safety of Ampligen in Patients with Post Covid Conditions	Form 8-K (Exhibit 10.1)	6/17/2022	001-27072

10.30	June 16, 2022 Lease agreement entered into with New Jersey Economic Development Authority for 5,210 square-foot R&D facility at the New Jersey Bioscience Center	Form 8-K (Exhibit 10.1)	6/21/2022	001-27072

10.31	October 5, 2022 Lease extension for Riverton office	Form 10-Q (Exhibit 10.4)	11/14/2022	001-27072

10.32+†	October 11, 2022 Material Transfer and Research Agreement with University of Pittsburgh	Form 10-Q (Exhibit 10.5)	11/14/2022	001-27072

10.33+†	October 21, 2022 Material Transfer and Research Agreement with University of Pittsburgh	Form 10-Q (Exhibit 10.6)	11/14/2022	001-27072

10.34	December 5, 2022 Master Service Agreement between Sterling Pharma Solutions Limited and AIM ImmunoTech Inc.	Form 10-K (Exhibit 10.93)	3/31/23	001-27072

10.35+†	January 13, 2023 Study Support Agreement with Erasmus University Medical Center Rotterdam	Form 10-K (Exhibit 10.94)	3/31/2023	001-27072

10.36+†	January 13, 2023 Co-ordination Agreement with Erasmus University Medical Center Rotterdam and AstraZeneca BV	Form 10-K (Exhibit 10.95)	3/31/2023	001-27072

10.37*	March 1, 2023 Extension Agreement with Foresite Advisors LLC	Form 10-K (Exhibit 10.96)	3/31/2023	001-27072

10.38	April 4, 2023 Unrestricted Grant Agreement with Erasmus University Medical Center	Form 8-K (Exhibit 10.1)	4/7/2023	001-27072

10.39	April 5, 2023 Independent Contractor Service Agreement with Casper H.J van Eijck	Form 8-K (Exhibit 10.2)	4/7/2023	001-27072

10.40	April 19, 2023 Equity Distribution Agreement with Maxim Group, LLC	Form 8-K (Exhibit 10.1)	4/19/2023	001-27072

10.41+†	Material Transfer and Research Agreement, dated as of May 22, 2023, with Japanese National Institute of Infectious Disease	Form 8-K (Exhibit 10.1)	5/30/2023	001-27072

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10.42	September 20, 2023 Amended and Restated Material Transfer and Research Agreement with Roswell Park Cancer Institute Corporation d/b/a Roswell Park Comprehensive Cancer Center	Form 8-K (Exhibit 10.1)	9/29/2023	001-27072

10.43	February 16, 2024 Note Purchase Agreement with Streeterville Capital LLC	Form 8-K (Exhibit 10.1)	2/20/2024	001-27072

10.44	February 16, 2024 Promissory Note with Streeterville Capital LLC	Form 8-K (Exhibit 10.2)	2/20/2024	001-27072

10.45	Atlas Equity Purchase Agreement	Form 10-K (Exhibit 10.104)	4/1/2024	001-27072

10.46	Atlas Registration Rights Agreement	Form 10-K (Exhibit 10.105)	4/1/2024	001-27072

10.47	October 4, 2023 Lease extension for Riverton office	Form S-1 (Exhibit 10.106)	4/19/2024	001-27072

10.48	March 15, 2024 Addendum 1 to Lease for Ocala office	Form S-1 (Exhibit 10.107)	4/16/2024	001-27072

10.49	Form of Securities Purchase Agreement, dated as of May 31, 2024, by and among the Company and a Purchaser	Form 8-K (Exhibit 10.1)	6/3/2024	001-27072

10.50*	August 12, 2024 Amendment to Employment Agreement for Thomas K Equels	Form 10-Q (Exhibit 10.4)	8/14/2024	001-27072

10.51*	August 12, 2024 Amendment to Employment Agreement for Peter W Rodino III	Form 10-Q (Exhibit 10.5)	8/14/2024	001-27072

10.52*	September 11, 2024 Amendment to Employment Agreement for Thomas K Equels	Form 8-K (Exhibit 10.1)	9/12/2024	001-27072

10.53*	September 11, 2024 Amendment to Employment Agreement for Peter W. Rodino III	Form 8-K (Exhibit 10.2)	9/12/2024	001-27072

10.54	September 30, 2024 Securities Purchase Agreement	Form 8-K (Exhibit 10.1)	10/1/2024	001-27072

10.55	September 30, 2024 Placement Agency Agreement with Maxim Group LLC	Form 8-K (Exhibit 1.1)	10/1/2024	001-27072

10.56	September 19, 2024 Lease extension for Riverton office	Form 10-Q (Exhibit 10.15)	11/14/2024	001-27072

10.57	Class A/B Common Stock Purchase Warrant with Armistice	Form 8-K (Exhibit 4.1)	6/3/2024	001-27072

10.58	Class C Common Stock Purchase Warrant with Armistice	Form 8-K (Exhibit 4.1)	10/1/2024	001-27072

10.59	Class D Common Stock Purchase Warrant with Armistice	Form 8-K (Exhibit 4.2)	10/1/2024	001-27072

10.60	Form of Lock-up Agreement	Form S-1/A (Exhibit 10.119)	2/3/2025	333-284443

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10.61	Equity Distribution Agreement with Maxim Group, LLC dated April 1, 2025	Form S-3 (Exhibit 10.1)	4/1/2025	333-286319

10.62	Forbearance Agreement with Streeterville Capital, LLC	Form 10-Q (Exhibit 10.1)	5/15/2025	001-27072

10.63	Agreement between Company and Messrs. Equels and Rodino dated April 1, 2025	Form 10-Q (Exhibit 10.1)	8/14/2025	001-27072

10.64	Lease extension for Riverton office	Form 10-Q (Exhibit 10.3)	11/17/2025	001-27072

10.65	Dealer-Manager Agreement between the Company and Maxim Group, LLC	Form 8-K (Exhibit 1.1)	3/6/2026	001-27072

10.66	Streeterville Extension Agreement, dated March 10, 2026	Form 10-K (Exhibit 10.65)	3/27/2026	001-27072

10.67	DPO Addendum, dated February 9, 2026	Form 10-K (Exhibit 10.67)	3/27/2026	001-27072

10.68	Amendment to Equity Distribution Agreement, dated April 10, 2026	Form 8-K (Exhibit 3.1)	4/10/2026	001-27072

10.69	Form of Inducement Letter, dated May 7, 2026	Form 8-K (Exhibit 10.1)	5/8/2026	001-27072

10.70	Amendment #2 to Promissory Note, dated May 18, 2026, by and between Streeterville Capital, LLC and AIM ImmunoTech, Inc.	Form 8-K (Exhibit 10.1)	5/19/2026	001-27072

10.71	Securities Purchase Agreement, dated May 20, 2026	Form 8-K (Exhibit 10.1)	5/21/2026	001-27072

10.72	Placement Agency Agreement, dated May 20, 2026	Form 8-K (Exhibit 10.2)	5/21/2026	001-27072

21.1	List of Subsidiaries	Form 10-K (Exhibit 21.1)	3/27/2025	001-27072

23.1	Consent of BDO USA, P.C.	Filed herewith

23.2	Consent of Thompson Hine LLP	Included in Exhibit 5.1 above

24.1	Power of Attorney	Incorporated by reference to the signature page hereto

107	Filing Fee Table	Filed herewith

* Indicates management contract or compensatory plan or arrangement.

+ Schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

† A portion of this Exhibit has been omitted as it contains information that (i) is not material and (ii) would be competitively harmful if publicly disclosed.

# To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the city of Lighthouse Point, State of Florida, on June 8, 2026.

AIM IMMUNOTECH INC.

By:	/s/ Thomas K. Equels
Name:	Thomas K. Equels
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned directors and officers of AIM ImmunoTech Inc., hereby severally constitute and appoint Thomas K. Equels as our true and lawful attorney, with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas K. Equels	Chief Executive Officer, President, and Chairman	June 8, 2026
Thomas K. Equels	(Principal Executive Officer)

/s/ Robert Dickey IV	Chief Financial Officer	June 8, 2026
Robert Dickey IV	(Principal Financial Officer and Principal Accounting Officer)

/s/ William Mitchell	Director	June 8, 2026
William Mitchell

/s/ Nancy Bryan	Director	June 8, 2026
Nancy Bryan

/s/ David Chemerow	Director	June 8, 2026
David Chemerow

/s/ Ted Kellner	Director	June 8, 2026
Ted Kellner

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